Exhibit 5
                                                                 ---------

                              INDUCEMENT AGREEMENT

     This Inducement Agreement dated April 1997 between Tamarix Investors Ltd. ("Tamarix") and Trident Rowan Group, Inc., a Maryland corporation ("TRG") (the "Agreement").

     WHEREAS, the Parties acknowledge the execution of the 7 March 1997 agreement between Tamarix and Finprogetti S.p.A. ("Finprogetti") to purchase certain shares of common stock of TRG (the "Finprogetti Purchase Agreement" for the "TRG Shares"); and

     WHEREAS, the Parties acknowledge that Tamarix is also negotiating an agreement with certain individuals to purchase certain TRG Shares which they own (the "Individual Shareholders Purchase Agreement"); and

     WHEREAS, TRG believes that the active participation of Tamarix will be instrumental in the growth of its business and that Tamarix will also make substantial contributions in identifying opportunities in the same or allied businesses, and

     WHEREAS, TRG fully supports the terms of the Finprogetti Purchase Agreement and the Individual Shareholders Purchase Agreement, and is entering into this Agreement as a further inducement for Tamarix to enter into and perform under the Finprogetti Purchase Agreement and the Individual Shareholders Purchase Agreement and in consideration for Tamarix entering into the Finprogetti Purchase Agreement, and

     WHEREAS, in connection with its pending secondary offering TRG wishes to induce Tamarix to enter a lock-up agreement required by its underwriters, by issuing certain warrants to purchase its common stock.

     NOW THEREFORE, the Parties hereto, upon the terms and conditions set forth herein hereby agree as follows:

     1. TRG, acting through its Board of Directors, shall take every action possible to facilitate the closing of the Purchase Agreement and the performance thereunder. In particular, the TRG Board shall, at a time and in a manner which Tamarix and TRG shall agree on or before 10 April 1997,

          a. amend the TRG By-Laws, effective on the Closing Date for the Purchase Agreement,

          (i) to limit the size of the TRG Board of Directors to no more than eleven (11) Directors so long as Finprogetti shall not have sold to Tamarix all of its 1,635,000 TRG Shares pursuant to the Purchase Agreement, and to limit the size of the TRG Board of Directors to no more than ten (10)



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          Directors immediately after Finprogetti shall have sold to Tamarix all of such TRG Shares pursuant to the Purchase Agreement;

          (ii) to provide that all Directors, including those Directors now serving on the Board who shall be elected to serve on the Board as re-constituted, shall serve for staggered, three-year terms;

          (iii) to give Tamarix, so long as it shall own one million or more TRG Shares, the power to nominate a Director who shall be the Chairman of the Board and who shall serve in the 1998 class year, a Director who shall serve in the 1999 class year, and a director who shall serve in the 2000 class year; to give Tamarix, so long as it shall own at least 500,000 but not more than 999,999 TRG Shares, the power to nominate a Director who shall be the Chairman of the Board and who shall serve in the 1998 class year, and a Director who shall serve in the 1999 class year; and to give Tamarix, so long as it shall own at least 300,000 but not more than 499,999 TRG Shares, the power to nominate a Director who shall serve in the 1998 Class Year;

          (iv) to provide for no fewer than three independent Directors, who shall be persons of good character who are experienced in business matters and who are reasonably acceptable to Tamarix;

          (v) to provide for a five-member Executive Committee of the Board of Directors, which shall include the Chairman of the Board of Directors or a Director whom he designates, the Chief Executive Officer, one Director nominated by Tamarix, one independent Director, and one Director who lives and is employed in Italy, and which shall have the power to take the following actions among others: to direct the day-to-day business activities of the Company which are within budget and operating guidelines prescribed by the Board of Directors and which are not matters which require action by the shareholders of the Company;

          (vi) to provide that all actions requiring the vote of the Board of Directors shall be taken by the vote of a majority of the Directors (for example, by the affirmative vote of six Directors so long as there shall be eleven Directors), and

          (vii) to provide that the By-Laws of TRG as amended shall not be further amended, in whole or in part, without the written consent of Tamarix so long as Tamarix shall own at least 7.5% of the issued and outstanding shares of common stock of TRG.




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          b.   elect the following  persons as Directors for the following class years, to fill vacancies on the TRG Board:

               First Year  Directors - term  expires  at the 1998  shareholders
               ---------------------   ----------------------------------------
               meeting
               -------

               Mr. William Spier - Chairman of the Board (nominated by Tamarix) Dott. Mario Tozzi-Condivi
               Ms. Deborah Schondorf-Novick (an independent Director)

               Second  Year  Directors - term  expires at the 1999  shareholders
               -----------------------   ---------------------------------------
               meeting
               -------

               Mr. Arno Morenz (an independent Director)
               A Director  nominated  by  Finprogetti,  whose
                    term shall end at such time as Finprogetti shall sell the remainder of its TRG Shares to Tamarix under the Purchase Agreement
               Mr. Mark Hauser (nominated by Tamarix)
               Dott. Albino Collini


               Third Year  Directors - term  expires  at the 2000  shareholders
               ---------------------   ----------------------------------------
               meeting
               -------
               Mr. Howard Chase - Chief Executive Officer
               Mr. Emanuel Arbib (nominated by Tamarix)
               Mr. Nicola Caiola (an independent Director)
               Mr. Louis Perlman (an independent Director)

               In exercising its right under Section 1.a(iv) of this Agreement, Tamarix agrees that all of the above persons are of good character and are experienced in business matters, and agrees that Ms. Schondorf-Novick, Mr. Morenz, Mr. Caiola and Mr. Perlman are independent Directors who are acceptable to serve on the Board.

          c. resolve that it shall not recommend to the shareholders of TRG, and shall oppose, any amendments to the certificate of incorporation of TRG without the written consent of Tamarix, so long as Tamarix shall own at least 7.5% of the issued and outstanding shares of common stock of TRG;

          d. call a meeting of the Shareholders to be held no later than 15 July 1997 and to recommend to the Shareholders that the certificate of incorporation be amended to implement and ratify the above actions, to ratify and





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               confirm the election of the above persons to the above  positions and to take such other actions as Tamarix and TRG shall agree.

     2. On or before the Closing Date TRG shall take those actions described in the Purchase Agreement as its responsibility, including the following:


          a.   it shall  undertake  to secure  the  agreement  of Mr.  Howard E.
               Chase, Dott. Mario Tozzi-Condivi, and Dott. Albino Collini to cancel a one page voting agreement dated July 1995 which they have entered with Finprogetti;

          b. it shall provide or secure the consents necessary under the 17 July 1995 acquisition agreement with Finprogetti to permit Finprogetti to sell its TRG Shares to Tamarix and to grant its proxy to Tamarix under the Purchase Agreement;

          c. it shall waive any prohibitions in the acquisition agreement against Finprogetti's sale of the TRG Shares to Tamarix; it shall terminate the escrow for damages under that agreement, and it shall release the TRG Shares held in escrow under that agreement so that they may be part of the TRG Shares sold to Tamarix;

          d. it shall agree with Ing. Francesco Pugno Vannoni to cancel his employment contract with TRG; and

          e. it shall agree with Tamarix Capital Corporation to cancel its confidentiality agreement with Tamarix Capital Corporation entered in 1996. Since Tamarix principals will serve on the Board of Directors of TRG and will be privy to the confidential information of TRG, securities law restrictions will require them to keep confidential the information which they will receive as TRG insiders, so the confidentiality agreement between TRG and Tamarix Capital Corporation will no longer be appropriate.

     3. TRG agrees that from the date of its Agreement it shall not incur any additional debts except in the ordinary course of its business, or issue warrants, shares or convertible securities beyond those warrants, shares and securities which are outstanding on the date hereof or which are the subject of the SEC registration statement which is now pending, or which TRG has advised Tamarix that it intends to incur or to issue, prior to the Closing of the purchase of TRG Shares as provided in the Finprogetti Purchase Agreement.

     4. TRG shall insure that all shares of TRG common stock which are the subject of the Finprogetti Purchase Agreement and the Individual Shareholders Purchase Agreement, as well as all shares of TRG common stock which Tamarix would purchase by exercise of the warrants referred to in Section 5 below, shall be registered as part of the pending secondary equity offering







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

of TRG common stock, but in no event later than three months from the Closing of the Purchase Agreement.

     5. TRG further agrees that upon execution of this Agreement and the Purchase Agreement, as an inducement for Tamarix to enter into a lockup agreement required by its underwriters in the pending secondary offering, TRG shall issue to the Manager of Tamarix warrants to purchase 1,250,000 shares of common stock of TRG, in form satisfactory to the Manager, effective on the Closing Date for the Purchase Agreement and exercisable at any time for three years from the Closing Date for the Purchase Agreement, at the price of the shares of TRG common stock effective in the pending secondary equity offering. The transfer of such warrants by the Manager of Tamarix shall be limited to: the Members of the Manager; the shareholder(s) of any Members of the Manager; Tamarix; the Members of Tamarix, and such other transferees the transfer to whom shall be consented to by TRG, such consent being not unreasonably withheld. All such transfers shall be in accordance with the terms hereof and with all applicable securities laws. In the event that the registration statement for the pending secondary offering has not become effective by 30 May 1997, the exercise price for the warrants shall be the average closing sales price of a share of TRG common stock as reported by NASD Consolidated Transactions for the 21 business days immediately following 30 May 1997.

     6. Should TRG fail to perform any of its obligations provided in Sections 1
- 5 hereunder, TRG agrees to compensate Tamarix for its efforts by paying Tamarix a fee of U.S. $200,000 and by reimbursing Tamarix for all the expenses it has incurred to date including reasonable attorney's fees.

     7. As and when a chief financial officer for Moto Guzzi Corp. is appointed prior to the occurrence of the initial public offering of equity securities of Moto Guzzi Corp., such appointment shall require the consent of Tamarix, which consent shall not be unreasonably withheld.

     8. In the event that a majority of the Board of Directors of Moto Guzzi Corp. shall be elected by the holders of the convertible preferred shares currently outstanding, one of the remaining Directors of Moto Guzzi Corp. shall be a person who was nominated as a Director of TRG by Tamarix.

     9. TRG represents that

          a. it has disclosed to Tamarix all material facts about its business operations and financial condition.

          b. its Board of Directors has considered the terms of this Agreement, considers the Agreement to be in the best interests of TRG and its shareholders, and has approved it, and that no other approvals are required.



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          c. it has full legal right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder,

          d. this Agreement has been duly and validly executed and delivered by TRG,

          e. this Agreement will not, with notice or lapse of time or both, conflict with, violate, or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in the creation or imposition of any lien or encumbrance upon the assets or properties of TRG under, any obligation, agreement, securities law rule or regulation, order, decree or judgment of any court or public authority, applicable to TRG or any contracts to which TRG is a party or by which its assets or properties may be bound or affected,

          f. constitutes the legal, valid and binding obligation of TRG enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally and to equitable principles whether considered in an action at law or in equity.

     10. This Agreement shall be governed by the internal laws of the State of New York without regard to provisions relating to conflicts of laws.

     11. Any dispute which may arise in relation to this agreement or any document delivered in connection therewith, or interpretation of them, shall be remitted to the exclusive jurisdiction of the courts of the United States or New York State, sitting in the City and County of New York.

     12. A condition to the effectiveness of this agreement is that the Closing of the Finprogetti Purchase Agreement shall take place on or before 25 April 1997.

     13. This agreement and the documents referred to in it represent the entire agreement between the Parties. No amendment, waiver or modification may be made to this agreement



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

except by a writing signed by the Parties.

     WHEREFORE, the undersigned have executed and delivered this Agreement on the date first above written.

                                            TAMARIX INVESTORS LTD.

                                            By:/s/Mark Hauser
                                               --------------







                                            TRIDENT ROWAN GROUP, INC.

                                            By:/s/Howard E. Chase
                                               ------------------



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